Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT dated as of March 6, 2007, between MOHEN INC., d/b/a SpiralFrog, a Delaware corporation (the “Corporation”), and MEL SCHRIEBERG (the “Executive”).

WHEREAS, it is important to the Corporation that it have the benefit of the Executive’s services, experience and loyalty, and the Executive has indicated his willingness to provide his services on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties, subject to the terms and conditions set forth below, intending to be legally bound, agree as follows:

1. Employment Term. (a) The Corporation agrees to employ the Executive, and the Executive agrees to be so employed, of the period commencing on the date hereof and ending on the third anniversary of the date hereof or on such later date to which the employment by the Corporation of the Executive may be extended as provided in Section 1(b) hereof (the “Term”), subject to earlier termination as provided herein.

(b) If neither party gives to the other party notice of non-renewal on or before ninety (90) days prior to the third anniversary hereof, the Term shall continue from the third anniversary hereof for successive one year periods thereafter unless either party gives notice of non-renewal not less than ninety (90) days prior to the next succeeding expiration date hereunder.

2. Duties and Responsibilities. (a) The Executive shall be employed as the Chief executive Officer of the Corporation and will have full authority and responsibility for the management and operations of the Corporation commensurate with such positions, subject to the supervision of the Board of Directors of the Corporation (the “Board”).

(b) During the Term, the Executive shall devote substantially all of his business time, energy and skill to the business and affairs of the Corporation, and not engage in any activities which would detract from the proper performance of his duties hereunder.

(c) Notwithstanding anything to the contrary contained herein, the Executive may (i) engage in civic and political activities and (ii) serve on the board of directors of any non-Affiliate corporation or organization.

3. Compensation and Other Benefits.

(a) Base Salary. Prior to the company receiving financing and revenues the base salary shall be zero. After the receipt of financing and revenues, the Company shall pay the Executive Base Salary and incentive compensation as provided in Section 3(b), below.

(b) During the Term, for services hereunder the Executive shall receive a base salary as follows: Prior to the Company receiving United States-based revenue (not including Canada-based revenue), a base salary of One Hundred Ninety-Eight Thousand Dollars ($198,000); after the Company launches its music services and is receiving United States-based revenues (not including Canada-based revenue), a base salary of two hundred sixty-five thousand dollars ($265,000) per annum will go into effect, upon the company having a cash flow positive run rate then the executives base salary will be $350,000. The Company shall pay the Executive incentive compensation at an annual rate of fifty percent (50%) of base salary in each of the three stair-stepped scenarios’ and the company’s compensation committee will determine the criteria. All incentive compensation shall be payable quarterly on the first day of each calendar quarter. Furthermore, such base salary and incentive compensation shall be payable in accordance with the Corporation’s policies relation to payment of salary and incentive compensation from time to time in effect, subject to the terms and conditions of Section 3(b) hereof. This base salary will be subject to an annual performance review with a minimum increase by no less than eight percent (8%) per annum, or such greater amount as shall be determined by the compensation committee of the Board (the “Compensation Committee”).

(c) Benefits. The Executive shall be entitled during the Term to benefits as follows:

(i) The Executive shall be entitled to receive twenty (20) days paid vacation for each twelve (12) month period during the Term. Unused vacation time shall be carried forward during the Term; provided, however, that the Executive shall not take more than three consecutive weeks of vacation at any time or during any month.

(ii) The Corporation shall reimburse the Executive for (A) the lease of an automobile to be selected by the Executive (or the Corporation shall pay to the Executive a monthly automobile allowance, at the Executive’s option), at an amount which shall not exceed one thousand dollars ($1,000) monthly, and will adhere to the IRS regulation (B) any expenses associated with the lease or use of such automobile including taxes, insurance, tolls, gasoline, parking garage and repairs subject to the presentation by the Executive of appropriate receipts or other satisfactory evidence in accordance with the Corporation’s reimbursement policy.

(iii) The Corporation shall reimburse the Executive for his monthly cellular, home internet and telephone services.

(iv) The Corporation shall reimburse the Executive for reasonable and necessary expenses related to the Executive’s performance of his duties under this Agreement, including travel, hotel, and other expenses relating to the performance of his duties hereunder, upon submission of detailed vouchers therefore in accordance with the Corporation’s standard practices as in effect from time to time.

(v) The Executive shall be entitled to participate in all employee benefit plans, programs, and arrangements of the Corporation, which shall include medical, dental and vision plans, now or hereafter made available to senior executives of the Corporation on a basis which is no less favorable than is made available to any other senior executive of the Corporation. To the extent not covered under the Corporation’s medical plan, the Corporation shall reimburse the Executive for the cost of an annual physical examination.

(vi) The Corporation will use its best efforts to purchase, at its expense, a disability policy upon reasonable and customary terms that insures against disability (as defined in such policy) and, if commercially reasonable, pays seventy percent (70%) of the Base Salary upon the terms set forth in such policy.

(vii) Once the Corporation becomes cash flow positive, the following benefits shall be paid:

(1) The Corporation shall reimburse the Executive for premiums for life insurance on the life of the Executive of the benefit of the Executive’s estate with a minimum death benefit of two million dollars ($2,000,000).

(2) The Corporation will reimburse the Executive for premiums for long-term care coverage.

(d) Incentive. The Executive became the Chief Executive Officer of the Corporation on December 29, 2006 and received a grant on January 11, 2007 of one million (1,000,000) shares of Mohen Inc. Restricted Common Stock, subject to a vesting schedule commencing on December 29, 2006. If the corporation goes public by registering any of its shares with the Securities and Exchange Commission or foreign equivalent, then one half of the Executive’s Restricted Common Stock which is not yet vested will immediately vest.

4. Termination. (a) (i) The Corporation shall have the right to terminate this Agreement and the Executive’s employment for cause. As used herein, “cause” shall mean (A) the Executive’s alcohol or other substance abuse which materially and adversely affects the continuing performance of his duties hereunder, (B) the Executive’s violation of the provisions of Section 6 hereof, (C) the Executive’s indictment for or conviction of an act of fraud or theft, or his willful malfeasance, (D) the Executive’s Indictment for or conviction of (or his plea of nolo contendere to) any felony, and/or (E) his material breach of the terms hereof (including his termination of this Agreement during the Term hereof except as provided in Sections 4(b), 4(c), or 4(d) hereof), except as otherwise addressed in clause (B) hereof.

(ii) A majority of the members of the Board, excluding the Executive, may make a preliminary determination that “cause” exists at any time, and thereupon immediately suspend the duties of the Executive and the payment of his Base Salary hereunder. Within thirty (30) days from such time as the Corporation provides the Executive written notification, in accordance with Section 7 hereof, that the Corporation is considering terminating this Agreement “for cause” (the “Cause Notice”), the Executive may present to the Board his view of the relevant facts and circumstances. The final determination as to whether to terminate the Executive “for cause” shall require the affirmative vote of a majority of the members of the Board, excluding the Executive, and shall be made within such time as the earlier of (a) twenty-five (25) days after the Executive’s presentation of his views to the Board or (b) fifty-five (55) days from such time at the Corporation provides the Executive with the Cause Notice. If the Board does not vote to terminate the Executive “for cause” within such time, the Executive shall be reinstated to his position and shall be paid his Base Salary, retroactive to the date of suspension as if such suspension had never occurred, and shall resume his duties.

(iii) Subject to the provision of Section 4(a)(ii), if this Agreement is terminated for cause, then this Agreement shall terminate on the date fixed by the Board.

(iv) In the event that the Corporation shall terminate this Agreement for cause, the Corporation shall have no further obligations hereunder for any period subsequent to the date of termination, except as required by law.

(b) The Executive shall have the right to terminate the Term and his employment hereunder at any time immediately by written notice to the Corporation for good reason; however, if subject to cure, the Corporation shall have an opportunity to so cure for a period of twenty (20) days from the delivery thereof. If no cure has been made by the Corporation in such 20-day period, the notice of termination shall be effective at the expiration thereof. As used herein, “good reason” shall mean (i) the Corporation’s material breach of the terms of this Agreement, (ii) a meaningful and detrimental alteration in the Executive’s position or in the nature or status of his responsibilities without his consent, so that he is no longer the most senior executive officer of the Corporation, (iii) the relocation of the office of the Corporation outside the New York metropolitan area, or (iv) a Change of Control of the Corporation, if upon such Change of Control, the Executive is not offered or does not accept, in his sole discretion, an offer of employment with the successor of the Corporation. “Change of Control” as used herein shall be deemed to occur if (A) the Corporation merges or consolidates into or with another corporation (except in the case of a reverse merger, or one in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the capital stock of the surviving corporation, or one in which the executive remains CEO of the resultant entity), (B) the Corporation sells all or substantially all of the assets of the Corporation in a single transaction or a series of related transactions, or (C) the occurrence of an event in which any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing fifty percent (50%) or more of the combined voting power of the Corporation’s then outstanding securities.

(c) This Agreement shall terminate upon written notice by the Corporation to the Executive if during the Term the Executive shall become Permanently Disabled. “Permanently Disabled” shall mean the inability of the Executive to substantially perform the services that the Executive is required to perform pursuant to this Agreement due to physical or mental disability which continues for one hundred eighty (180) days in the aggregate in any 365-day period. Evidence of such disability shall be certified by a physician reasonably acceptable to both the Executive and the Corporation. The Executive shall be entitled to receive, subject to Section 12 below, (i) any Base Salary owed through the date of termination, (ii) any Bonuses to which the Executive would have been entitled had he remained employed for the entire calendar year in which the Executive’s employment was terminated, pro rated through the date of termination, (iii) reimbursement of any business expenses incurred and unpaid prior to termination, (iv) all health, dental and life insurance benefits provided for under this Agreement maintained for a period of one year from the date of termination, (v) all earned but unpaid Bonus amounts payable as set forth in Section 3(c), and (vi) all disability benefits payable under the applicable disability policy.

(d) If the Executive dies prior to the expiration of the Term, this Agreement shall terminate on the date of death and the Executive’s beneficiary, designee, or estate shall be entitled to receive (i) any Base Salary owed through the date of death, (ii) all earned by unpaid Bonus amounts, (iii) any Bonuses to which the Executive would have been entitled had he remained employed for the entire Fiscal Year in which the Executive dies, pro rated through the date of termination, (iv) reimbursement for any business expenses incurred and unpaid prior to the Executive’s death, and (v) all health and dental benefits provided for under this Agreement maintained for the Executive’s family at the expense of the Corporation for a period of one (1) year following the date of death.

(e) In the event that the Corporation shall terminate this Agreement other than pursuant to Sections 4(a), 4(c) and 4(d) above or in the event that the Executive shall terminate this Agreement for good reason, then the Executive shall be entitled, subject to Section 12 below, to an aggregate amount equal to the Base Salary and Bonus due to him hereunder for the immediately preceding year and for a period (the “Severance Period”) of three (3) months following such termination, whether or not the Term terminates during such 12-month period, such aggregate amount payable immediately, except that in the case of a Change of Control such aggregate amount shall be payable in a single payment within ten days thereof. The provisions of Sections 5(a) and 5(c) below shall cease to apply to the Executive at the end of the Severance Period; provided that, in the case of severance being paid in a single payment in connection with a Change of Control, the provisions of Section 5(a) and 5(c) shall continue to apply to the Executive for a one-year period following termination of the Executive’s employment, as provided in such sections (notwithstanding a shorter Severance Period). In addition, the Corporation shall be obligated to pay for the Executive’s COBRA benefits for a period of eighteen (18) months and to maintain all other benefits under this Agreement (excluding the payment of Base Salary and any Bonus, except as otherwise described in this paragraph (e)) for such period. Furthermore, the Corporation shall pay to the Executive a consulting fee for transitioning to management all aspects of the Corporationy in the amount of twenty-five thousand dollars ($25,000) per month in each of the twelve months (12) following the Termination Date; provided, however, that no consulting fee shall be paid for any month after the date which would have been the end of the Term hereof (whether the Term was the initial Term of three years or extended under the provision of Section 1(b), above. All unvested Restricted Common Stock granted by the Corporation to, and held by, the Executive, including, without limitation, the Restricted Common Stock described at Section 3(d), above, shall continue to vest through the end of the period during which consulting fees are paid.

5. Agreement Not to Compete; Confidentiality; Non-Solicitation. The Executive is not subject to any other non-competition agreement or provision and recognizes that the services to be performed by the Executive hereunder will be special, unique and extraordinary, and that by reason of such employment the Executive will acquire highly confidential information and trade secrets of great value to the Corporation concerning the Corporation’s operations, the use or disclosure of which could materially adversely affect the Corporation. Accordingly, it is agreed that:

(a) During the Term and the one-year period following termination of the Executive’s employment for any reason hereunder (or for a shorter Severance Period, if applicable, under Section 4(e)), the Executive will not, directly or indirectly, as an officer, director, shareholder, partner, associate, owner, employee, consultant or otherwise, become or be interested in or associated with (although the Executive may conduct activities to seek employment or see a consultancy) any other corporation, firm or business engaged in the same or a similar or competitive business with the Corporation or any Affiliate or Subsidiary in any geographical area in which the Corporation or any Affiliate or Subsidiary is then engaged (each, a “Competing Activity”), provided that the Executive’s ownership, directly or indirectly, of less than five (5%) percent of the issued and outstanding stock of a corporation the shares of which are regularly traded on a national securities exchange or in the over-the-counter market shall not, in any event, be deemed to be a violation of the provisions of this Section 5(a).

(b) Except as directed by the Corporation, the Executive shall not use or divulge or communicate to any entity or person other than authorized employees or representatives of the Corporation or any Affiliate or Subsidiary during the Term and thereafter any information acquired by the Executive concerning the Corporation’s or an Affiliate’s or Subsidiary’s customer lists, processes, costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, concepts, applications and other business affairs and methods or any other of its or their trade secrets, except information which is available to the public in published literature or becomes public knowledge through no fault of the Executive (the “Information”). The Executive acknowledges that all Information the disclosure of which is prohibited hereby is of a confidential and proprietary character and of great value to the Corporation or an Affiliate or Subsidiary and all Information shall be the exclusive property of the Corporation or an Affiliate or Subsidiary and that the Executive will keep secret all Information and will not directly or indirectly use it for his own benefit or communicate, disseminate or otherwise disclose it to, or use it for the benefit of, anyone (other than may be required in connection with his employment by the Corporation), either during or after his employment by the Corporation. The Executive agrees and acknowledges that the foregoing shall not be deemed to limit or restrict the Executive’s obligations under any other agreement with the Corporation related to trade secrets or work products. The Executive agrees also during the Term and for an eighteen month period thereafter not to disclose the terms of this Agreement to any person other than the Executive’s immediate family, attorneys, accountants and other professional advisors or a prospective employer permitted hereby, except as otherwise required by law. The Executive further covenants and agrees that:

(i) During the Term hereof and for a period of one year after the termination hereof (or for a shorter Severance Period, if applicable under Section 4(e)), the Executive will not induce or attempt to induce any officer, employee, agent, consultant or independent contractor who or which was such within one year prior to the termination hereof of the Corporation or any of its Affiliates or Subsidiaries, to discontinue such affiliation with Corporation or any such Affiliate or Subsidiary; and

(ii) During the Term hereof and for a period of one year after the termination hereof, the Executive will not induce or attempt to induce any office, employee, agent, consultant or independent contractor, supplier or customer of the Corporation or an Affiliate or Subsidiary (x) which had such a relationship with the Corporation or an Affiliate or Subsidiary on the date hereof and/or at any time during the one-year period thereto or (y) who becomes such after the date of this Agreement of the Corporation or any Affiliate or Subsidiary, to discontinue or reduce the extent of any employment or business relationship or to refrain from entering into new or incremental business relationships with the Corporation or any such Affiliate or Subsidiary.

(c) The Corporation, in addition to any other right and remedy it may have at law or in equity related to breaches of this Agreement by the Executive, shall be entitled to an injunction, without the posting of any bond or other security, enjoining or restraining the Executive from any violation of this Section 5, and the Executive hereby consents to the issuance of such an injunction. This Section 5 shall survive the Term and any termination or expiration of this Agreement. The Executive understands that each of the agreements and covenants of the Executive contained in this Section 5 is an essential element of this Agreement and that the obligations of the Executive hereunder will survive the termination of this Agreement.

(d) The time period during which the restrictions set forth in this Section 5 apply shall be extended by the length of time during which the Executive violates these restrictions in any respect.

(e) For the purposes hereof, “Affiliate” of any person or entity means (i) any person or entity that directly or indirectly, through one or more intermediaries, controls such person or entity or (ii) any person or entity which is controlled by or is under common control with a controlling person, with “control” meaning possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise. “Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Corporation.

6. Intellectual Property. The Executive acknowledges that the Executive’s responsibilities hereunder may include the conception, development, and refinement of certain Intellectual Property. The Executive hereby acknowledges and agrees that all rights and interests in any such Intellectual Property conceived, developed to refined, in whole or in part, by the Executive during the Executive’s employment with the Corporation (whether or not during usual business hours or on the premises of the Corporation or any affiliate thereof and whether or not alone or in conjunction with any other person) are owned exclusively by the Corporation and the Executive hereby disclaims any interest in any such Intellectual Property. Without limiting the generality of the foregoing, the Executive will convey and assign, as necessary, to the Corporation or its designee, the sole and exclusive right, title and interest in the ownership of any such Intellectual Property, including all right, title and interest in and to any derivative works of such Intellectual Property that may have been created by the Executive. If the Corporation is unable, after reasonable effort, to secure the signature of the Executive on any such papers, any executive officer of the Corporation shall be entitled to execute on any such papers as the agent and the attorney-in-fact of the Executive, and the Executive hereby irrevocably designates and appoints each executive officer of the Corporation as his agent and attorney-in-fact to execute any such papers on his behalf, and to take any and all actions as the Corporation may deem necessary or desirable in order to protect its rights and interests in any Intellectual Property, under the conditions described in this sentence.

For purposes hereof, “Intellectual Property” shall mean all patents, patent applications, trademarks and service marks, trademark and service mark applications, trade names, logos, domain names and other indications of origin, the goodwill associated with the foregoing, copyright registrations and applications, licenses of third party software (other than licenses of “off the shelf” or standard software products), proprietary software and processes, procedures, trade secrets, methods, know-how, confidential information, inventions (whether or not patentable and whether or not reduced to practice), drawings, specifications, designs, plans, proposals, technical data, copyrightable works and other proprietary technical information presently used or intended to be used by the Corporation in connection with its business.

7. Notices. All communications, notices, requests, consents or demands given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered by courier or overnight service, by hand or by registered or certified mail, first class postage prepaid, or transmitted by telecopier or telegram:

If to the Executive, to:

MEL SCHRIEBERG
2077 Center Avenue, Apt. 18A
Fort Lee, New Jersey 07024

If to the Corporation, to:

MOHEN INC.
SPIRAL FROG
95 Morton Street
New York, New York 10014

With a Copy to:

Harry Packman, Esq.
Hughes, Hubbard and Reed LLP
One Battery Park Plaza
New York, New York 10004
or to such other address as any party shall have specified for himself, herself or itself from time to time to the other parties in writing. All such notices shall be conclusively deemed to be received and shall be effective, if sent by registered or certified mail, five (5) days after the mailing thereof, by first class, postage prepaid mail, or if transmitted by telecopy or hand delivery upon receipt.

8. Legal Fees. The Corporation shall reimburse the Executive for all reasonable legal fees and expenses incurred or otherwise arising in connection with (i) the review and negotiation of this Agreement; and (ii) the Executive’s enforcement of the terms and provisions of this Agreement, if the Executive prevails in the enforcement thereof.

9. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to its principles of conflicts of laws.

10. Assignment. This Agreement may not be assigned by the Corporation to any successor in interest; provided, however, that the Corporation may assign this Agreement and its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise, including a merger of the Corporation without the consent of the Executive; and provided further that nothing in this Section 10 shall be deemed to limit the Executive’s rights under Section 4(b)(iv). This Agreement is personal to the Executive and the Executive may not assign any rights or delegate any responsibilities hereunder without the prior approval of the Corporation in its sole discretion.

11. Enforcement. Because the Executive’s services are unique and because the Executive has access to Information and Intellectual Property, the parties hereto agree that money damages may be an inadequate remedy for any breach of this Agreement. Therefore, notwithstanding Section 17, in the event of a breach or threatened breach of this Agreement, the Corporation and any of its affiliates or their successors or assign may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

12. Payment of Severance. In addition to the provisions of Section 11 herein, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Corporation, if the Executive violates any provision of Section 5 above, any severance payments of Base Salary and Bonus then or thereafter due from the Corporation to the Executive shall be terminated forthwith and the Corporation’s obligation to pay and the Executive’s right to receive such severance payments shall terminate and be of no further force or effect, in each case without limiting or affecting the Executive’s obligations under such Section 5 or the Corporation’ other rights and remedies available at law or equity.

13. Entire Agreement; Amendment and Waiver. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes any and all other agreements or understanding between the Executive and the Corporation entered into prior to the date hereof relating thereto. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs and permitted assigns. This Agreement may not be altered, modified, changed or discharged except in writing signed by both of the parties. Any waiver of any rights or failure by any party hereto to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

14. Severability. Notwithstanding anything to the contrary contained herein, if any term or provision hereof, or the application thereof to any circumstance, is held invalid or unenforceable for any reason whatsoever, such invalid or unenforceable term or provision shall be severable and such invalidity or unenforceability shall not affect the validity or enforceability of any other term provision hereof, or the application thereof to any other circumstances, which can be given effect without such invalid or unenforceable term or provision or application. If any of the covenants or provisions contained herein, or any part thereof, is held to be invalid or unenforceable because of the duration thereof or the geographic area covered thereby, or the application thereof to any circumstance is held to be invalid or unenforceable, the Executive agrees that the court making such determination shall have the power to reduce the duration and/or geographic area of such covenant or provision or modify the application thereof, and that, in its reduced or modified form, such covenant or provision shall then be enforceable.

15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original. It shall not be necessary when making proof of this Agreement to account for more than one counterpart.

16. Headings. All headings in this Agreement are for convenience only and will not affect the meaning or interpretation of any provision hereof.

17. Arbitration. This parties agree that in the even of any dispute or controversy arising out of or in connection with this Agreement or any alleged breach thereof (a “Dispute”), the parties shall submit the Dispute or arbitration in New York City before three (3) arbitrators; one arbitrator shall be chosen by the Executive, one arbitrator by the Corporation and the third by the two other arbitrators. If any party fails to choose its arbitrator within thirty (30) days after a request is made to designate an arbitrator, then that party waives its right to choose an arbitrator and the arbitration shall immediately go forward before the one arbitrator chosen. The decision of the arbitrators will be final and binding upon the parties, and the judgment of a court of competent jurisdiction may be entered thereon. Fees of the arbitrators and the cost of arbitration shall be borne as determined by the arbitrators.

18. JURISDICTION AND SERVICE OF PROCESS. EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO THE OTHER PROVISIONS OF THIS AGREEMENT, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT WHICH MAY BE LITIGATED SHALL BE LITIGATED IN SUCH COURTS. EACH OF THE PARTIES HERETO ACCEPTS FOR SUCH PARTY AND IN CONNECTION WITH SUCH PARTY’S PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY TO CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO AGREES TO ACCEPT SERVICE OF ALL PROCESS BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY EACH SUCH PARTY TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. IF ANY AGENT APPOINTED BY ANY PARTY HERETO REFUSES TO ACCEPT SERVICE, SUCH PARTY HEREBY AGREES THAT SERVICE UPON SUCH PARTY BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE PARTIES TO BRING PROCEEDINGS AGAINST THE OTHER PARTIES IN THE COURTS OF ANY OTHER JURISDICTION.

19. WAIVER OF JURY. THE PARTIES EACH HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, THE TRANSACTION CONTEMPLATED HEREBY OR THE RELATIONSHIP ESTABLISHED HEREUNDER. Each party certifies and acknowledges that (1) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, see to enforce the foregoing wavier, (2) each party understands and has considered the implications of this waiver, (3) each party makes this waiver voluntarily, and (4) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 19.

IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute and the Executive has executed this Agreement as of the day and year first above written.

MOHEN INC.

By: /s/ Orville Hagler 3/9/2007
_______________________________
Orville Hagler
Secretary

By: /s/ Mel Schrieberg 3/9/2007
_______________________________
Mel Schrieberg
Chief Executive Officer

ACKNOWLEDGMENT

STATE OF NEW YORK	)
) SS:
COUNTY OF NEW YORK	)

I, the undersigned, a Notary Public in and for said County, in the State aforesaid, DO HEREBY CERTIFY that Mel Schrieberg appeared before me this day in person, and acknowledged that he signed and delivered the said instrument as his own free and voluntary act for the uses and purposes therein set forth.

GIVEN under my hand and Notarial Seal this 9th day of March, 2007.

By:	/s/ Alethea G. Tater
Notary Public

My Commission Expires: [STAMP OF NOTARY PUBLIC]

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